UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Bridge Bancorp, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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BRIDGE BANCORP, INC.

2200 Montauk Highway, P.O. Box 3005

Bridgehampton, NY 11932

April 4, 2011

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders (the “Annual Meeting”) of Bridge Bancorp, Inc. (the “Company”).  Our Annual Meeting will be held at the offices of our subsidiary, The Bridgehampton National Bank, 2200 Montauk Highway, Bridgehampton, New York 11932, on Friday, May 6, 2011 at 11:00 a.m.

The enclosed Notice of Annual Meeting and Proxy Statement describe the formal business to be transacted at the Annual Meeting.  During the Annual Meeting we will also report on the operations of the Company.  Directors and officers of the Company will be present to respond to questions that shareholders may have.  Also enclosed for your review is our Annual Report, which contains detailed information concerning the operating activities and financial statements of the Company.

The business to be conducted at the Annual Meeting consists of the election of three Directors; an advisory (non-binding) vote on executive compensation; an advisory (non-binding) vote on the frequency of future advisory votes on executive compensation; and the ratification of the appointment of an Independent Registered Public Accounting Firm for the year ending December 31, 2011. The Board of Directors of the Company unanimously recommends a vote “FOR” the election of Directors, “FOR” the approval of executive compensation, “FOR” the one year frequency of future advisory votes on executive compensation and “FOR” the ratification of the appointment of Crowe Horwath LLP as the Company’s Independent Registered Public Accounting Firm.

On behalf of the Board of Directors, we urge you to sign, date and return the enclosed proxy card, or cast your vote electronically, as soon as possible, even if you currently plan to attend the Annual Meeting.  This will not prevent you from voting in person, but will assure that your vote is counted if you are unable to attend the Annual Meeting.  Your vote is important, regardless of the number of shares that you own.  Thank you for your continued investment in Bridge Bancorp, Inc.

Sincerely,

Kevin M. O’Connor

President and Chief Executive Officer

BRIDGE BANCORP, INC.

2200 Montauk Highway, P.O. Box 3005

Bridgehampton, NY 11932

NOTICE OF ANNUAL MEETING

TO BE HELD May 6, 2011

To the Shareholders of Bridge Bancorp, Inc.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Bridge Bancorp, Inc. will be held at The Bridgehampton National Bank, 2200 Montauk Highway, Bridgehampton, New York 11932, on Friday, May 6, 2011, at 11:00 a.m., for the purpose of considering and voting on the following matters:

1)	The election of three Directors to the Company’s Board of Directors, to hold office for a term of three years or until their successors are elected and qualified;
2)	An advisory (non-binding) vote to approve our executive compensation as described in the proxy statement;
3)	An advisory (non-binding) vote on the frequency of future votes on executive compensation;
4)	The ratification of the appointment of Crowe Horwath LLP as the Independent Registered Public Accounting Firm for the Company for the year ending December 31, 2011; and

such other business as may properly come before the Annual Meeting or any adjournments thereof. Any action may be taken on the foregoing proposals at the Annual Meeting on the date specified above, including all adjournments of the Annual Meeting.  Only those shareholders of record at the close of business on March 14, 2011 shall be entitled to notice of and to vote at the Annual Meeting.

The Board of Directors believes that the election of the director nominees, the advisory vote on executive compensation, the advisory vote on the one year frequency of future votes on executive compensation and the ratification of the appointment of Crowe Horwath LLP as the Company’s Independent Registered Public Accounting Firm are in the best interests of the Company and its shareholders and unanimously recommends a vote FOR items 1, 2, and 4 and FOR a one year frequency of future votes on executive compensation in Item 3.

EACH SHAREHOLDER, WHETHER HE OR SHE PLANS TO ATTEND THE ANNUAL MEETING, IS REQUESTED TO SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD WITHOUT DELAY IN THE ENCLOSED POSTAGE-PAID ENVELOPE, OR TO VOTE ELECTRONICALLY AS PROVIDED IN THE INSTRUCTIONS INCLUDED HEREWITH.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 6, 2011-- THIS PROXY STATEMENT AND OUR 2010 ANNUAL REPORT ON FORM 10-K ARE EACH AVAILABLE AT http://www.cfpproxy.com/4781.

By order of the Board of Directors

Howard H. Nolan

Senior Executive Vice President and Corporate Secretary

April 4, 2011

Bridgehampton, New York

BRIDGE BANCORP, INC.

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 6, 2011

SOLICITATION AND VOTING OF PROXIES

This Proxy Statement is being furnished to shareholders of Bridge Bancorp, Inc. in connection with the solicitation by the Board of Directors of proxies to be used at the Annual Meeting of Shareholders to be held at The Bridgehampton National Bank (the “Bank”), 2200 Montauk Highway, Bridgehampton, New York 11932, on May 6, 2011 at 11:00 a.m. or any adjournments thereof.  The 2010 Annual Report to Shareholders, including the consolidated financial statements for the fiscal year ended December 31, 2010, accompanies this Proxy Statement.

Regardless of the number of shares of Common Stock owned, it is important that shareholders be represented by proxy or be present in person at the Annual Meeting. Shareholders are requested to vote by completing the enclosed proxy card and returning it signed and dated in the enclosed envelope, or to vote electronically. Shareholders should indicate their votes in the spaces provided on the proxy card.  Proxies solicited by the Board of Directors of the Company will be voted in accordance with the directions given therein. Where no instructions are indicated, executed proxies will be voted FOR the election of the director nominees specified in this Proxy Statement, FOR the approval of executive compensation, FOR a one year frequency of future advisory votes on executive compensation, and FOR the ratification of Crowe Horwath LLP as the Company’s Independent Registered Public Accounting Firm for the year ending December 31, 2011.

The Board of Directors knows of no additional matters that will be presented for consideration at the Annual Meeting. Execution of a proxy, however, confers discretionary authority on the designated proxy holder to vote the shares in accordance with their best judgment on such other business, if any, which may properly come before the Annual Meeting or any adjournments thereof.

A proxy may be revoked at any time prior to its exercise by the filing of written revocation with the Secretary of the Company, by delivering to the Company a duly executed proxy bearing a later date, or by attending the Annual Meeting, filing a revocation with the Secretary and voting in person.  However, if you are a shareholder whose shares are not registered in your own name, you will need appropriate documentation from your record holder to vote personally at the Annual Meeting.

The cost of solicitation of proxies in the form enclosed herewith will be borne by the Company. In addition to the solicitation of proxies by mail, proxies may also be solicited personally, by telephone or by facsimile by Directors, officers and employees of the Company, without additional compensation therefore.

This Proxy Statement and the accompanying proxy card are first being mailed to shareholders on or about April 4, 2011.

VOTING SECURITIES

The securities which may be voted at the Annual Meeting consist of shares of Common Stock of the Company (the “Common Stock”), with each share entitling its owner to one vote on all matters to be voted on at the Annual Meeting.  The close of business on March 14, 2011 has been fixed by the Board of Directors as the record date (“Record Date”) for the determination of shareholders entitled to notice of and to vote at this Annual Meeting or any adjournments thereof.  The total number of shares of Common Stock outstanding on the Record Date was 6,411,490 shares.  The presence, in person or by proxy, of at least a majority of the total number of issued and outstanding shares of Common Stock entitled to vote is necessary to constitute a quorum at this Annual Meeting.  In the event there are not sufficient votes for a quorum, or to approve or ratify any matter being presented at the time of this Annual Meeting, the Annual Meeting may be adjourned in order to permit the further solicitation of proxies.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Persons and groups who beneficially own in excess of five percent of Bridge Bancorp, Inc.’s common stock are required to file certain reports with the Company and the Securities and Exchange Commission regarding such beneficial ownership.  The following table sets forth, as of March 14, 2011, certain information as to the shares of Bridge Bancorp, Inc. common stock owned by persons who beneficially own more than five percent of the Company’s issued and outstanding shares of common stock.  We know of no persons, except as listed below, who beneficially owned more than five percent of the outstanding shares of the Company’s common stock as of March 14, 2011.

Name and Address of Beneficial Owner	Number of Shares Owned and Nature of Beneficial Ownership	Percentage of Outstanding Shares

Patrick E. Malloy III Bay Street at the Waterfront Sag Harbor, NY 11963	578,300(1)	8.8%(1)

BlackRock, Inc. 40 East 52nd Street New York, NY 10022	347,061(2)	5.4%(2)

(1)          This information is based on a Schedule 13DA filed with the SEC on October 30, 2009 and includes 161,300 shares that may be acquired upon conversion of the $5,000,000 principal amount of Convertible Trust Preferred Securities (the “TPS”) purchased.

(2)          This information is based on a Schedule 13G filed with the SEC on January 21, 2011.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Certain Directors and executive officers and related parties, including their immediate families and companies in which they are principal owners, were loan customers of the Bank during 2010. Such loans were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing for comparable loans with unrelated persons, and do not involve more than a normal risk of collection. No such loan was classified by the Bank as of December 31, 2010 as a non-accrual, past due, restructured or potential problem loan.  The Audit Committee reviews and approves all transactions between the Company or the Bank and any director or executive officer that would require proxy statement disclosure pursuant to Item 404(a) of SEC Regulation S-K.

VOTING PROCEDURES AND METHOD OF COUNTING VOTES

As to the election of Directors, the proxy card being provided by the Board of Directors enables a shareholder to vote “FOR” the election of the three nominees proposed by the Board of Directors, or to “WITHHOLD AUTHORITY” to vote for the nominees being proposed.  Directors are elected by a plurality of votes cast, without regard to either broker non-votes, or proxies as to which authority to vote for the nominees being proposed is withheld.

As to the advisory vote for the approval of the compensation paid to our named executive officers and the ratification of Crowe Horwath LLP as our Independent Registered Public Accounting Firm, by checking the appropriate box, a shareholder may: (i) vote “FOR” the item; (ii) vote “AGAINST” the item; or (iii) “ABSTAIN” from voting on such item. The approval of the executive compensation paid to our named executive officers and the ratification of the appointment of our Independent Registered Public Accounting Firm will be determined by a majority of the votes cast, without regard to broker non-votes, or proxies marked “ABSTAIN.”

With respect to the advisory vote on the frequency of future votes on executive compensation, a shareholder may vote for 1, 2 or 3 years, or may abstain, and the advisory vote on frequency will be determined by the number of years which receives the most votes cast.

Proxies solicited hereby will be returned to the Company, and will be tabulated by inspectors of election designated by the Board of Directors.

PROPOSAL I - ELECTION OF DIRECTORS

The Company’s Board of Directors currently consists of ten (10) members.  One current member of the board will retire as of the Annual Meeting, at which time the Board will consist of nine (9) members. The Board is divided into three classes as nearly equal in number as possible (Class A, B, and C).  Each year one class of Directors is elected to serve for a three-year term or until their respective successors shall have been elected and qualified.

BOARD LEADERSHIP AND RISK OVERSIGHT

Board Leadership Structure

The Board historically has been chaired by an independent director, rather than the chief executive officer.  The current chairperson is Ms. Marcia Hefter.  The Board of Directors believes that the non-executive chair structure helps to delineate the role of the chairperson, in managing the board, which in turn serves in an oversight capacity, from the responsibilities of the chief executive officer in managing the operations of the Company.

The Role of the Board in Risk Oversight

The entire Board of Directors is engaged in risk management oversight.  The Audit Committee assists the Board of Directors in its oversight of the Company’s corporate-wide risk management and to identify, measure, monitor, and manage risks, in particular material financial risks.  The Board of Directors receives regular reports from management, as well as from the Audit Committee, as to the actions taken by management to adequately address those risks.

The Board of Directors has nominated Charles I. Massoud, Kevin M. O’Connor, and Thomas J. Tobin for election as Class C Directors.  It is intended that the proxies solicited on behalf of the Board of Directors (other than proxies in which the vote is withheld as to the nominees) will be voted at the

Annual Meeting for the election of these nominees.  If the nominees are unable to serve, the shares represented by all such proxies will be voted for the election of such substitute as the Board of Directors may recommend.  At this time, the Board of Directors knows of no reason why the nominees would be unable to serve, if elected. There are no arrangements or understandings between the nominees and any other person pursuant to which such nominees were selected.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES LISTED IN THIS PROXY STATEMENT.

The following table sets forth certain information, as of March 14, 2011, regarding the Board of Directors and each named executive officer identified in the summary compensation table included elsewhere in this Proxy Statement.

Name and Age	Position Held	Director of the Company Since	Shares of Common Stock of the Company Beneficially Owned (1)	Percent
Nominees for Director
Class C (term expiring in 2014)
Charles I. Massoud Age 66	Director	2002	10,216 (2)	*
Kevin M. O’Connor Age 48	President and Chief Executive Officer, Director	2007	76,619 (3)	1.2
Thomas J. Tobin Age 66	Director	1989	47,747 (4)	*

Class A (term expiring in 2012)
Dennis A. Suskind Age 68	Director, Vice Chairperson of the Board	2002	105,200 (5)	1.6
Albert E. McCoy, Jr. Age 47	Director	2008	53,462 (6)	*

Class B (term expiring in 2013)
Marcia Z. Hefter Age 67	Director, Chairperson of the Board	1989	79,770 (7)	1.2
Emanuel Arturi Age 65	Director	2008	49,169 (8)	*
Rudolph J. Santoro Age 66	Director	2009	6,988 (9)	*
Howard H. Nolan Age 50	Senior Executive Vice President and Chief Administrative & Financial Officer, Treasurer and Corporate Secretary, Director	2003	37,433 (10)	*

Executive Officers who are not Directors

Kevin L. Santacroce Age 42	Executive Vice President and Chief Lending Officer		28,301 (11)	*
James J. Manseau Age 47	Executive Vice President and Chief Retail Banking Officer		23,530 (12)	*

All Directors, Director nominees and Executive Officers as a Group (12 persons)			583,950 (13)	8.9%

 *     Represents less than 1%

(1)          Includes shares as to which a person (or his/her spouse) directly or indirectly has or shares voting power and/or investment power (which includes the power to dispose) and all shares which the person has a right to acquire within 60 days of the reporting date. On March 1, 2011, the Board adopted stock ownership guidelines for all Directors and NEOs. Please see “Stock Ownership Guidelines” included in the Compensation Discussion and Analysis on page 14.

(2)          Includes option to purchase 375 shares.

(3)          Includes 33,031 shares of restricted stock subject to future vesting but as to which voting may currently be directed and 19,354 shares that may be acquired upon conversion of the TPS.

(4)          Includes options to purchase 2,884 shares, 800 shares of restricted stock subject to future vesting but as to which voting may currently be directed and 12,903 shares that may be acquired upon conversion of the TPS.

(5)          Includes options to purchase 975 shares and 3,225 shares that may be acquired upon conversion of the TPS. Of the shares reported, 21,600 are pledged as collateral for borrowings.

(6)          Includes 12,903 shares that may be acquired upon conversion of the TPS.

(7)          Includes options to purchase 375 shares and 16,128 shares that may be acquired upon conversion of the TPS.

(8)          Includes 32,258 shares that may be acquired upon conversion of the TPS.

(9)          Includes 6,451 shares that may be acquired upon conversion of the TPS.

(10)    Includes options to purchase 5,708 shares, 19,431 shares of restricted stock subject to future vesting but as to which voting may currently be directed and 3,225 shares that may be acquired upon conversion of the TPS.

(11)    Includes options to purchase 4,938 shares and 15,507 shares of restricted stock subject to future vesting but as to which voting may currently be directed.

(12)    Includes 15,450 shares of restricted stock subject to future vesting but as to which voting may currently be directed and 3,225 shares that may be acquired upon conversion of the TPS.

(13)    Includes options to purchase 15,630 shares granted to the named Directors and Executive Officers, 84,219 shares of restricted stock subject to future vesting but as to which voting may currently be directed and 119,349 shares that may be acquired upon conversion of the TPS. Also includes 68,515 shares related to a Director who is retiring effective May 6, 2011.

The business experience of each of the Company’s directors, named executive officers and persons nominated to be elected as directors, as well as the qualifications, attributes and skills that led the Board of Directors to conclude that each director should serve on the Board are as follows:

Directors

Marcia Z. Hefter

Ms. Hefter is a partner in the law firm Esseks, Hefter & Angel, LLP with offices in Riverhead and Water Mill, New York. She is Chairperson of the Company’s Board of Directors and serves on the Compensation Committee.  Prior to becoming Chairperson of the Company’s board, Ms. Hefter served as Vice Chairperson. Ms. Hefter has been a Director of the Company since 1989 and a Director of the Bank since 1988.  Ms. Hefter is a graduate of Boston University and New York University School of Law.  Ms. Hefter’s background as a lawyer and long standing service as a Director provides the Board of Directors with a unique perspective and counsel in its oversight of the Company.

Dennis A. Suskind

Mr. Suskind is a retired partner with Goldman Sachs & Co.  He is Vice Chairperson of the Company’s Board of Directors and serves on the Audit Committee as a financial expert and as Chairperson of the Corporate Governance and Nominating Committee. He has been a Director of the Company since 2002.  Mr. Suskind is also a Director of the Chicago Mercantile Exchange and serves as a member on its Audit Committee.  His considerable experience in investment banking, capital markets and his service on the board of directors of another large publicly traded company are valuable to the Board of Directors in many ways, including its assessment of the Company’s sources and uses of capital.

Emanuel Arturi

Mr. Arturi is President and CEO of Knowledge Group Inc., a business and technology consulting company. Mr. Arturi previously was co-founder of BusinessEdge Solutions Inc., a national consulting firm specializing in financial services, communications and life science industries. He was appointed to the Company’s Board in January 2008 and is a member of the Compensation Committee.  He holds a B.S. in mathematics from Montclair State University and a Masters Degree in mathematics from Fairleigh Dickinson University.  Mr. Arturi also serves on the board of McGann-Mercy High School in Riverhead, New York.  Mr. Arturi’s business experience and familiarity with the communities served by the Company provide a broad business perspective to the Board of Directors.

Charles I. Massoud

Mr. Massoud is President of Paumanok Vineyards located in Aquebogue, New York.  Mr. Massoud serves as a member of the Audit Committee and Corporate Governance and Nominating Committee and has served as a Director of the Company since 2002. Mr. Massoud is also a member of the Board of Directors for Peconic Bay Medical Center.  Mr. Massoud holds his Masters of Business Administration from the Wharton School and he worked for IBM for nearly 20 years as a marketing executive. Mr. Massoud’s extensive knowledge of local markets, educational background, and business experience benefits the Board of Directors in its oversight of strategic planning and business development.

Albert E. McCoy, Jr.

Mr. McCoy is President of W. F. McCoy Petroleum Products Inc. and the McCoy Bus Company located in Bridgehampton, New York. Mr. McCoy is a member of the Audit Committee and has served as a Director since April 2008.  He is a graduate of George Washington University and a long standing shareholder of the Company.  Mr. McCoy brings to the Board of Directors an extensive knowledge of local markets and the communities served by the Company which gives him unique insights into the Company’s lending challenges and opportunities.

Rudolph J. Santoro

Mr. Santoro is a retired Partner of Deloitte LLP, where he served as a National Industry Director of the Publishing and Media Industry. Mr. Santoro was appointed to the board in June 2009 and serves on the Audit Committee as a financial expert. Mr. Santoro holds a B.S. in Accounting from Long Island University and is a Certified Public Accountant with approximately 38 years of public accounting experience. He also serves as President and Board Member of the Suffolk County Council of the Boy Scouts of America, Board Member of the Northeast Region of the Boy Scouts of America and as a Trustee of Big Brother/Big Sisters of New York City.  Mr. Santoro’s background in public accounting enhances the Board of Director’s oversight of financial reporting and disclosure issues.

Named Executive Officers (“NEOs”) Who Are Directors

Kevin M. O’Connor

Mr. O’Connor is President and Chief Executive Officer of the Company.  He joined the Company in October 2007 as President and Chief Executive Officer Designee and Director. On January 1, 2008, he became President and CEO.  Prior to joining the Company, Mr. O’Connor served as Executive Vice President and Treasurer of North Fork Bancorporation, Inc. from 1997 through 2007.  Mr. O’Connor’s background and extensive banking experience provides a valuable resource to the Board of Directors.

Howard H. Nolan

Mr. Nolan is Senior Executive Vice President, Chief Administrative & Financial Officer of the Company. He also serves as the Company’s Treasurer and Corporate Secretary. Mr. Nolan is a Certified Public Accountant and joined the Company in June 2006 as Chief Operating Officer and has served as a Director of the Company since 2003. Prior to joining the Company in 2006, Mr. Nolan was Vice President of Finance and Treasurer for Gentiva Health Services, Inc.  Mr. Nolan’s background and extensive experience in finance and accounting and knowledge of local markets provides a valuable resource to the Board of Directors.

Thomas J. Tobin

Mr. Tobin retired as President Emeritus and Special Advisor to the Board on March 2, 2010. Prior to January 1, 2008, Mr. Tobin was President and Chief Executive Officer, a position he held for 21 years. Mr. Tobin has served as a Director of the Company since 1989 and as a Director of the Bank since 1986. Mr. Tobin’s former position as President and Chief Executive Officer of the Company, extensive banking experience and knowledge of the communities served by the Company, provides a valuable resource to the Board of Directors.

Named Executive Officers Who Are Not Directors

James J. Manseau

Mr. Manseau is Executive Vice President and Chief Retail Banking Officer of the Company.  Mr. Manseau joined the Company as Senior Vice President and Chief Retail Banking Officer in March 2008. Prior to joining the Company, Mr. Manseau served as a Divisional Senior Vice President, Suffolk County Regional Manager with North Fork Bancorporation and Capital One.

Kevin L. Santacroce

Mr. Santacroce is Executive Vice President and Chief Lending Officer of the Company. Mr. Santacroce joined the Company in March 1997 as Assistant Cashier and Credit Administrator. In January 2004, Mr. Santacroce was promoted to Senior Vice President and Chief Lending Officer.

DIRECTOR NOMINATIONS

The Board of Directors has established a Corporate Governance and Nominating Committee for the selection of Directors to be elected by the shareholders.  Nominations of Directors to the Board are recommended by the Committee and determined by the full Board of Directors.  The Board believes that it is appropriate to have the input of all Directors with respect to the candidates to be considered for election to the Board by the shareholders.  In this regard, the Board believes that each individual director has a unique insight into the operations of the Company and the Bank, the communities in which we operate, and the needs of the Company with respect to Board membership.

The Board has determined that, except as to Messrs. O’Connor, Nolan and Tobin, each member of the Board is an “independent director” within the meaning of the corporate governance listing standards of the Nasdaq Stock Market. Messrs. O’Connor, Nolan and Tobin are not considered independent because they are employees (or as to Mr. Tobin, a former employee) of the Company.  In reaching independence determinations of other Directors, the Board considered loans outstanding that were made on the same terms as available to others.

The Company currently has a Corporate Governance and Nominating Committee charter which outlines the nomination process.  The Charter is available on the Company’s website, www.bridgenb.com. The Committee identifies nominees by first evaluating the current members of the Board willing to continue in service.  Current members of the Board with skills and experience that are relevant to the Company’s business and who are willing to continue in service are first considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of gaining new perspectives.  If any member of the Board does not wish to continue in service, or if the Committee decides not to re-nominate a member for re-election, or if the size of the Board is increased, the Committee would solicit suggestions for director candidates from all Board members. The Board would seek to identify a candidate who at a minimum satisfies the following criteria:

•                Has the highest personal and professional ethics and integrity and whose values are compatible with the Company’s;

•                Has had experiences and achievements that have given him or her the ability to exercise and develop good business judgment;

•	Is willing to devote the necessary time to the work of the Board and its Committees, which includes being available for Board and Committee meetings;

•	Is familiar with the communities in which the Company operates and/or is actively engaged in community activities;

•	Is involved in other activities or interests that do not create a conflict with their responsibilities to the Company and its shareholders; and

•	Has the capacity and desire to represent the balanced, best interests of the shareholders of the Company as a group, and not primarily a special interest group or constituency.

While the Corporate Governance and Nominating Committee does not have a formal policy with respect to diversity on the Board of Directors, consideration is given to nominating persons with different perspectives and experience to enhance the deliberation and decision-making processes of the Board of Directors.

PROCEDURES FOR THE NOMINATION OF DIRECTORS BY SHAREHOLDERS

The Board has adopted procedures for the submission of director nominees by shareholders.  If a determination is made that an additional candidate is needed for the Board of Directors, the Board will consider candidates submitted by a shareholder.  Shareholders can submit the names of qualified candidates for Director by writing to our Corporate Secretary, Bridge Bancorp, Inc., 2200 Montauk Highway, P.O. Box 3005, Bridgehampton, New York 11932.  The Corporate Secretary must receive a submission not less than ninety (90) days prior to the date of the Company’s proxy materials for the preceding year’s annual meeting. The submission must include the following information:

•

The name and address of the shareholder as they appear on the Company’s books, and number of shares of Common Stock that are owned beneficially by such shareholder (if the shareholder is not a holder of record, appropriate evidence of the shareholder’s ownership will be required);

•

The name, address and contact information for the candidate, and the number of shares of Common Stock that are owned by the candidate (if the candidate is not a holder of record, appropriate evidence of the shareholder’s ownership should be provided);

•	A statement of the candidate’s business and educational experience;

•	Such other information regarding the candidate as would be required to be included in the proxy statement pursuant to SEC Regulation 14A;

•	A statement detailing any relationship between the candidate and the Company;

•	A statement detailing any relationship between the candidate and any customer, supplier or competitor of the Company;

•	Detailed information about any relationship or understanding between the proposing shareholder and the candidate; and

•	A statement that the candidate is willing to be considered and willing to serve as a Director if nominated and elected.

A nomination submitted by a shareholder for presentation by the shareholder at an annual meeting of shareholders must comply with the procedural and informational requirements described in “Advance Notice of Nominations to Be Brought Before an Annual Meeting.”

SHAREHOLDER COMMUNICATIONS WITH THE BOARD

A shareholder of the Company who wants to communicate with the Board of Directors or with any individual Director can write to the Corporate Secretary, Bridge Bancorp, Inc., 2200 Montauk Highway, P.O. Box 3005, Bridgehampton, New York 11932,   Attention:  Board Administration.

The letter should indicate that the author is a shareholder and if shares are not held of record, should include appropriate evidence of stock ownership.  Depending on the subject matter, management will:

•	Forward the communication to the Director or Directors to whom it is addressed;

•	Attempt to handle the inquiry directly, for example where it is a request for information about the Company or it is a stock-related matter; or

•	Not forward the communication if it is primarily commercial in nature, relates to an improper or irrelevant topic, or is unduly hostile, threatening, illegal or otherwise inappropriate.

At each Board meeting, management shall present a summary of all communications received since the last meeting that were not forwarded and make those communications available to the Directors.

CODE OF ETHICS

The Board has adopted a Code of Ethics that is applicable to the officers, Directors and employees of the Company, including the Company’s principal executive officer, principal administrative officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. The Code of Ethics is available on the Company’s website, www.bridgenb.com.  Amendments to and waivers from the Code of Ethics will also be disclosed on the Company’s website.

BOARD MEETINGS AND COMMITTEES

The following three standing committees facilitate and assist the Board in executing its responsibilities:  the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee. The table below shows current membership for each of the standing Board committees.  Mr. Maran will retire from the board effective May 6, 2011.

Audit	Compensation	Corporate Governance and
Committee	Committee	Nominating Committee
Rudolph J. Santoro *	R. Timothy Maran*	Dennis A. Suskind*
Charles I. Massoud	Emanuel Arturi	Charles I. Massoud
Dennis A. Suskind	Marcia Z. Hefter	Rudolph J. Santoro
Albert E. McCoy, Jr.

*Committee Chairperson

The business of the Board of Directors of the Company and the Bank is conducted through meetings and activities of the Boards and their Committees. The Board of Directors of the Company and the Bank meets monthly, or more often as may be necessary.  The Board of Directors of the Company and the Bank met fifteen times during 2010.  No Director attended fewer than 75% in the aggregate of the total number of Board meetings held and the total number of Committee meetings on which he or she served during 2010, including Board and Committee meetings of the Bank and the Company.

THE AUDIT COMMITTEE

The Audit Committee consists of Directors Santoro (Chairperson), Massoud, and Suskind.  Each member of the Audit Committee is considered “independent” as defined in the NASDAQ® corporate governance listing standards and under SEC Rule 10A-3.  The duties and responsibilities of the Audit Committee include, among other things:

•	Retaining, overseeing and evaluating the Independent Registered Public Accounting Firm to audit the annual consolidated financial statements of the Company;

•	Overseeing the Company’s financial reporting processes in consultation with the Independent Registered Public Accounting Firm and the internal audit function;

•

Reviewing the annual audited consolidated financial statements, quarterly financial statements and the Independent Registered Public Accounting Firm’s report with management and the Independent Registered Public Accounting Firm and recommending inclusion of the annual audited consolidated financial statements in the Company’s annual report on Form 10-K;

•	Maintaining direct lines of communication with the Board of Directors, Company management, internal audit staff and the Independent Registered Public Accounting Firm;

•	Overseeing the internal audit function and reviewing management’s administration of the system of internal accounting controls;

•	Approving all engagements for audit and non-audit services by the Independent Registered Public Accounting Firm; and

•	Reviewing the adequacy of the Audit Committee charter.

The Audit Committee met ten times during 2010. The Audit Committee reports to the Board on its activities and findings. The Board of Directors has determined that Rudolph Santoro and Dennis Suskind are “Audit Committee Financial Experts” as that term is used in the rules and regulations of the SEC.

AUDIT COMMITTEE REPORT

The Audit Committee operates under a written charter adopted by the Board of Directors.  A copy of the charter of the Audit Committee is available on the Company’s website, www.bridgenb.com.

Management is responsible for the preparation of the Company’s consolidated financial statements and their assessment of the design and effectiveness of the Company’s internal control over financial reporting. The Independent Registered Public Accounting Firm is responsible for performing an independent audit of the Company’s consolidated financial statements and opining on management’s internal control assessment and the effectiveness of those controls in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and issuing their reports thereon.  As provided in its charter, the Audit Committee’s responsibilities include monitoring and overseeing these processes.

In discharging its responsibilities, the Audit Committee has:

•      Reviewed and discussed with management, and the Independent Registered Public Accounting Firm, the Company’s audited consolidated financial statements for the year ended December 31, 2010;

•      Reviewed and discussed with the Independent Registered Public Accounting Firm all communications required by the standards of the PCAOB, including the matters described in

Statement on Auditing Standards No. 61, as amended by Statement on Auditing Standard No. 90 (Audit Committee Communications); and

•      Received the written disclosures and the letter from the Independent Registered Public Accounting Firm required by applicable requirements of the PCAOB, and has discussed with the Independent Registered Public Accounting Firm its independence from the Company.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 and filed with the SEC. In addition, the Audit Committee selected Crowe Horwath LLP to be the Company’s Independent Registered Public Accounting Firm for the year ending December 31, 2011, subject to the ratification of this appointment by the shareholders.

This report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

The foregoing report has been furnished by Committee members:

Rudolph J. Santoro, Chairperson

Charles I. Massoud

Dennis A. Suskind

THE COMPENSATION COMMITTEE

The Compensation Committee has four members and met five times in fiscal year 2010.  The Compensation Committee is comprised solely of non-employee Directors, all of whom the Board has determined are independent as defined in the NASDAQ® corporate governance listing standards. The Board has adopted a charter for the Compensation Committee, which is available on the Company’s website, www.bridgenb.com.

The Compensation Committee’s responsibilities include, among other duties, the responsibility to:

•	Establish, review, and modify from time to time as appropriate the overall compensation philosophy of the Company;

•

Review, evaluate and recommend Company objectives relevant to the CEO’s compensation; evaluate CEO performance relative to established goals; and review, evaluate and recommend to the full Board of Directors, the CEO’s compensation;

•

Review, evaluate and recommend goals relevant to the compensation of the Company’s other management personnel; and review such officers’ performance in light of these goals and determine (or recommend to the full Board of Directors for determination) such officers’ cash and equity compensation based on this evaluation;

•	Review, evaluate and recommend succession planning and management development for executive officers, including the CEO;

•

Review, evaluate and recommend, in consultation with the corporate governance committee, the compensation to be paid to directors of the Company and of affiliates of the Company for their service on the Board;

•	Administer any stock benefit plans adopted by the Company; and

•	Review and oversee incentive compensation arrangements of the Bank to ensure they are balanced relative to incentives and risk objectives.

Compensation recommendations for the Chief Executive Officer (“CEO”), Chief Administrative & Financial Officer (“CAO”), Chief Lending Officer (“CLO”) and Chief Retail Banking Officer (“CRO”) and President Emeritus, collectively known as NEOs, are made by the Compensation Committee to the Board of Directors.  Decisions regarding non-equity compensation for the other officers are made under the authority of the Company’s CEO. The Committee has engaged McLagan, an AON Hewitt company (formerly Amalfi Consulting, LLC through December 16, 2010) an outside and independent national compensation consulting firm, to assist in the annual review of its incentive compensation arrangements for the NEOs and all other employee groups of the Bank.

Compensation Committee meetings are regularly attended by the members of the Committee, and at the request of the Committee, by the CEO and CAO. At each meeting, the Compensation Committee meets in executive session which excludes the executive management. The Compensation Committee’s Chairperson reports the Committee’s recommendations on executive compensation to the Board. Independent advisors and the Company’s finance department support the Compensation Committee in its duties and, along with the CEO and CAO, may be delegated authority to fulfill certain administrative duties regarding the compensation programs.  The Compensation Committee reviews the total fees paid to outside consultants by the Company to ensure that the consultant maintains its objectivity and independence when rendering advice to the Committee.

The Committee engaged its independent compensation consultant, McLagan, to assist in the review of potential risks stemming from the Company’s compensation program. McLagan conducted a comprehensive review and evaluation of incentive plans covering all employees of the Company. The review included an evaluation of the design features of each plan, the governance and oversight aspects of each plan, the mix of cash and equity incentives opportunities, the use of performance metrics, the performance periods and time horizon of each plan, the various termination provisions associated with the plans, and other dimensions of the plans deemed relevant for the risk review process. McLagan reviewed the results of its assessment with the Committee and with management.

Based on the results of the independent assessment by McLagan and the assessment of risks by the Committee, the Board has determined that the Company’s compensation policies, practices and programs do not promote excessive risk taking or pose risks that are reasonably likely to have a material adverse effect on Bridge Bancorp, Inc.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee consists of Directors Maran (Chairperson), Arturi, Hefter and McCoy. None of these directors was during 2010, or is formerly, an officer of the Company.  During the year ended December 31, 2010, the Company had no “interlocking” relationships in which (1) any executive officer is a member of the Board of Directors or Compensation Committee of another entity, one of whose executive officers is a member of the Company’s Board of Directors or Compensation Committee, or (2) any executive officer is a member of the Compensation Committee of another entity, one of whose executive officers is a member of the Company’s Board of Directors.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of the Compensation Program

The Compensation Committee (“Committee”) of the Board has responsibility for establishing, implementing and continually monitoring adherence with the Company’s compensation philosophy. The goal of the Committee is for the total compensation paid to the NEOs to be fair, reasonable and competitive.

Compensation Philosophy and Objectives

The compensation philosophy, established by the Committee, provides broad guidance on executive compensation and, more specifically, the compensation of the NEOs.  Compensation comparisons are based on a peer group of banks, taking into consideration asset size, geographic location, and performance. However, reasonable exceptions to this compensation philosophy are considered appropriate as determined by the Committee.

Specifically, the compensation philosophy includes:

•	Aligning compensation with shareholder value;

•	Providing a direct and transparent link between the performance of the Bank and pay for the NEOs;

•	Aligning the interests of the Bank’s senior executive officers with that of the shareholders through performance-based incentive plans;

•	Making wise use of the Bank’s equity resources to ensure compatibility between management and shareholder interests; and

•	Awarding total compensation that is both reasonable and effective in attracting, motivating, and retaining key executives.

The compensation objectives of Bridge Bancorp, Inc. subject to experience and achieving plan performance are to:

•	Pay base salaries to the Company’s senior executives at a level consistent with the Company’s performance related to the Company’s selected peer group (the market);

•	Provide total cash compensation (salary and cash incentive compensation) to the Company’s senior executives at a level consistent with performance related to market;

•	Provide total direct compensation (the sum of salary, cash incentives, and equity incentives) at a level consistent with performance related to market based on planned and cumulative performance; and

•	Align senior management’s interest with that of shareholders through increasing equity compensation relative to total incentive compensation.

In addition, the Company’s compensation philosophy is to provide retirement benefits that are competitive with market practice.  The Compensation Committee of the Board annually reviews the administration of the compensation plans.

Stock Ownership Guidelines

The Board of Directors believes that it is in the best interest of the Company and its shareholders to align the financial interests of Company executives and directors with those of shareholders. In March 2011, Stock Ownership Guidelines were implemented for certain Executives and Directors of the Company that require the following minimum investment in Company common stock:

Directors:	$100,000
NEOs:	One times (1.0x) annual base salary

Stock holdings are expected to be achieved within three (3) years of the implementation of the ownership guidelines or the starting date of the individual, whichever is later.

Stock ownership for NEOs and Directors will be reviewed annually as part of the annual executive performance evaluation process and as part of the Board review. These guidelines will allow for extenuating circumstances and discretion in the evaluation process. The Compensation Committee shall be responsible for the periodic review of the policy. Any changes to the policy will require the approval of the Board of Directors.

The Committee monitors executives’ ownership annually.  At this time, all Directors and NEOs have achieved their target stock ownership guidelines.

Role of Executive Officers in Compensation Decisions

The CEO provides recommendations to the Committee and Board on the other NEOs compensation.  The Committee recommends and the Board approves all compensation decisions for the CEO as well as the other NEOs and approves recommendations regarding equity awards to certain officers of the Company.  The CEO, CAO, CLO and the CRO annually review the performance and recommend compensation for senior management of the Company who are not NEOs.

Setting Executive Compensation

Based on the foregoing philosophy and objectives, the Committee has structured the Company’s annual and long-term incentive-based cash and non-cash executive compensation to motivate executives to achieve the business goals set by the Company and reward the executives for achieving such goals. In furtherance of this, McLagan’s annual review provides the Committee with relevant market data and alternatives to consider when making compensation decisions for the NEOs and on the recommendations being made by the Company’s management for other key executives.

In making compensation decisions, the Committee compares each element of total compensation against a peer group of publicly-traded financial institutions that are comparable in asset size and performance (collectively, the “Compensation Peer Group”). When selecting the peer group, peer bank performance is taken into consideration.  The key performance measures used in selecting the Company’s peer group are:

•     Return on Average Assets (“ROAA”)

•     Return on Average Equity (“ROAE”)

•     Net Interest Margin

•     Efficiency Ratio

•     Core Earnings Per Share (“EPS”) Growth

•     Total Three Year Return

•     Non-Performing Assets as a Percentage of Total Assets

The Compensation Peer Group is periodically reviewed and updated by the Committee.  Not all banks in the Compensation Peer Group reported data for each of our executive positions.

The twenty one companies comprising the Compensation Peer Group for the CEO, CAO, CLO and CRO are:

Compensation Peer Group	CEO	CAO	CLO	CRO
Alliance Financial Corporation	✓	✓	✓	✓
Bar Harbor Bankshares	✓	✓	✓	✓
BCB Bancorp, Inc.	✓	✓	✓	✓
Citizens Financial Services, Inc.	✓	✓		✓
CNB Financial Corporation	✓	✓	✓	✓
Community Bancorp	✓	✓		✓
Dimeco, Inc.	✓	✓	✓	✓
Enterprise Bancorp, Inc.	✓	✓	✓	✓
First Bancorp, Inc.	✓	✓	✓	✓
First Keystone Corporation	✓	✓		✓
First of Long Island Corporation	✓	✓	✓	✓
Hingham Institution for Savings	✓	✓	✓	✓
Merchants Bancshares, Inc.	✓	✓	✓	✓
Orrstown Financial Services, Inc.	✓	✓	✓	✓
Peoples Financial Services Corp.	✓	✓	✓	✓
Shore Bancshares Inc.	✓	✓		✓
Smithtown Bancorp, Inc.	✓	✓	✓	✓
Somerset Hills Bancorp	✓	✓	✓	✓
State Bancorp, Inc.	✓	✓	✓	✓
Suffolk Bancorp	✓	✓	✓	✓
Wilber Corporation	✓	✓		✓

McLagan used its own proprietary database of over 13,000 incumbents and 400 financial institutions to compile data for banks appropriate for comparison to the Company based on asset size. Data utilized from this database was effective as of April 1, 2010. McLagan also utilized the 2008/2009 Towers Watson (formerly Watson Wyatt) Survey Report on General Executive Compensation to provide competitive data for the NEO positions and to supplement the proxy benchmark.  Data from this survey was effective as of April 1, 2009.

Market compensation data from the Compensation Peer Group, McLagan’s database, and other surveys were aged by an annualized factor of 2.0% to adjust for the historical nature of the data.  In addition, data from McLagan’s database and other surveys were adjusted utilizing data from the Economic Research Institute to reflect the cost of wages in the Company’s local market.

Each NEO’s current compensation was compared to an average of the applicable Compensation Peer Group salary and the regionally adjusted benchmark salary from the 2008/2009 Towers Watson Survey Report on General Executive Compensation and the McLagan database.  Overall base pay and total cash compensation is competitive with the market median.  A significant percentage of total compensation is allocated to incentives as a result of the philosophy mentioned above. The Committee’s recommendations on granting options and restricted stock awards are based on the evaluation of the Company’s performance in connection with year end results, the individual’s accomplishments and the position held by the individual. The NEOs are parties to employment and/or change in control agreements which are described elsewhere in this Proxy statement.

2010 Executive Compensation Components

For fiscal year ended December 31, 2010, the principal components of compensation for NEOs were:

•     Base salary

•     Short term incentive program

•     Long term equity incentive compensation

•     Retirement and other benefits

•     Perquisites and other personal benefits

Base Salary

The Company provides NEOs and other employees with base salary to compensate them for services rendered during the fiscal year.  Base salary ranges for NEOs are determined for each executive based on his or her position and responsibility by using market data.  Base salary ranges are designed so that salary opportunities for a given position will generally reflect +/- 15% of the market 50th percentile.  The annual salary of the NEOs is reviewed annually by the Compensation Committee and Board of Directors.  The 2010 base salary for Messrs. O’Connor, Nolan, Santacroce, Manseau and Tobin was $350,000, $240,000, $210,000, $210,000 and $320,000, respectively.  Mr. Tobin retired effective on March 2, 2010.

Short Term Incentive Program

Each NEO has an incentive opportunity defined by a target incentive and range that is based on their role and competitive market practice, except for Mr. Tobin whose incentive was at the discretion of the Board.  Incentive targets/ranges are expressed as a percentage of base salary and determined based on competitive market practice for similar roles in similar organizations. The Board established the financial performance targets to be used in establishing awards under the plan for fiscal 2010, as well as the percentage of base salary that can be earned by each category of officer based on the achievement of targets. The Plan has six performance goals: return on average equity, earnings per share growth, efficiency ratio, nonperforming assets as a percentage of total assets, net charge-offs and management of capital.   For capital management, the Board has full discretion regarding achievement of goals. For the other five measures, the Board has chosen to benchmark the Plan to the peer group.  For any given year, we look at the trailing twelve months of performance as of September 30.   Based on those figures, we

set our threshold, target and maximum performance levels as follows:

•	Threshold Performance:	100% of the Peer Median
•	Target Performance:	110% of the Peer Median
•	Maximum Performance:	125% of the Peer Median

In order to earn a minimum payout, the Company’s performance achievement must equal or exceed the threshold level. If none of the performance criteria are achieved, no short term incentive is earned under the plan. However, the Compensation Committee may at its discretion, recommend to the Board awards it considers reasonable. For 2010, the Company’s performance achievement was as follows:

	Peer Performance Achievement
	Threshold	Target	Maximum
2010 Performance Measures	100% of Median	110% of Median	125% of Median	BDGE Results LTM 9-30-10	Weight	Actual Achievement

ROAE	10.16%	11.18%	12.70%	15.41%	35%	35%

EPS Growth	5.15%	5.66%	6.44%	1.41%	15%	0%

Efficiency Ratio	61.19%	55.63%	48.95%	61.76%	20%	0%

NPA’s to Assets	1.53%	1.39%	1.22%	1.17%	10%	10%

Net Charge-offs /Avg Loans	0.38%	0.35%	0.30%	0.28%	10%	10%

Capital Management	Board discretion				10%	10%

% of maximum payout achieved					100%	65%

For 2010, the Company achieved 65% of the maximum incentive opportunity compared to the 67.2% achieved in 2009 resulting in the following payout % of base salary for each NEO:

	Payout Opportunity as a % of Base Salary			Actual Payout
NEO	Threshold %	Target %	Maximum %	% of Base Salary

Kevin M. O’Connor	18.75%	37.5%	75%	48.75%
Howard H. Nolan	13.75%	27.5%	55%	35.75%
Kevin L. Santacroce	12.50%	25.0%	50%	32.50%
James J. Manseau	12.50%	25.0%	50%	32.50%

In order to further assure that the Company’s compensation programs do not encourage undue and unnecessary risks and promote a long-term outlook among the NEOs, the Committee and Board  determined that the amount earned under the Short Term Incentive Plan for 2010 will be paid to the NEOs, partially (50%) in cash and partially (50%) in restricted stock awards. Each restricted stock award vests over five years, with one third vesting in each of years 3, 4 and 5.  Dividends are paid on unvested restricted stock awards.

The incentive compensation earned by NEOs for the years ended December 31, 2010 and 2009, respectively, reflecting the impact of performance achievements is as follows:

	Incentive Compensation Earned for the Years Ended December 31,

	2010			2009

		Restricted			Restricted

	Cash	Stock	Total	Cash	Stock	Total

Kevin M. O’Connor	$85,315	$85,315	$170,630	$90,720	$113,420	$204,140

Howard H. Nolan	$42,900	$42,900	$85,800	$54,096	$67,675	$121,771

Kevin L. Santacroce	$34,125	$34,125	$68,250	$30,240	$37,846	$68,086

James J. Manseau	$34,125	$34,125	$68,250	$33,600	$42,090	$75,690

Clawback Policy

In February 2009, the Committee adopted a clawback policy, to recover certain incentive payments paid to the Company’s NEOs if (1) the payments or awards were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria, and (2) the amount of the incentive compensation, as calculated under the restated financial results, is less than the amount actually paid or awarded under the original financial results.

Long Term Stock Incentive Program

The 2006 Stock-Based Incentive Plan (“2006 SBIP”) was approved by the Company’s stockholders at the 2006 Annual Meeting of Stockholders and is the successor plan to the Company’s 1996 Equity Incentive Plan, which expired in April 2006.  The 2006 SBIP gives the Board the latitude to provide incentives and rewards to employees and Directors who are largely responsible for the success and growth of Bridge Bancorp, Inc. and its affiliates, and to assist all such entities in attracting and retaining experienced and qualified Directors, executives and other key employees.

Stock options may be either incentive stock options, which bestow certain tax benefits on the optionee, or non-qualified stock options, not qualifying for such benefits.  All options have an exercise price that is not less than the market value of the Company’s Common Stock on the date of the grant.  Historically, stock based awards under the Company’s plans have either been stock options or shares of restricted stock (which are shares of Common Stock that are forfeitable and are subject to restrictions on transfer prior to the vesting date).

The vesting of restricted stock depends upon the executives continuing to render services to the Company.  Restricted stock awards carry dividend rights from the date of grant.  Restricted shares are forfeited if the award holder departs the Company before vesting.  Options have no value unless the Company’s stock price rises over time, and the value of restricted shares over time also is directly proportionate to the market value of the Company’s stock.

The Committee’s recommendations on granting options and restricted stock awards are based on the evaluation of the Company’s performance in connection with year end results, the individual’s accomplishments and the position held by the individual.

Based on the Compensation Committee’s evaluation of the Company’s 2010 performance and individual accomplishments, 10,000 restricted shares were granted to certain NEOs (4,000 shares to Mr. O’Connor and 2,000 shares each to Messrs. Nolan, Santacroce and Manseau) on December 16, 2010, as part of the long term stock incentive program. These shares vest over seven years in three equal installments with the first installment vesting on February 15, 2016 and succeeding installments on each anniversary thereafter through February 15, 2018.  Dividends are paid on unvested restricted stock awards.

Retirement and Other Benefits

The Bank maintains a non-contributory, tax-qualified defined benefit pension plan (the “Retirement Plan”) for eligible employees.  All salaried employees at least age 21 who have completed at least one year of service are eligible to participate in the Retirement Plan.  The Retirement Plan provides for a benefit for each participant, including the NEOs, in an amount equal to 1.50% of the participant’s average annual earnings multiplied by creditable service (up to 35 years) plus 1.00% of the participant’s average annual earnings multiplied by creditable service (in excess of 35 years) minus 0.49% of the participant’s final average compensation multiplied by creditable service (up to 35 years).  As required by law, the Retirement Plan is covered by the insurance program of the Pension Benefit Guarantee Corporation.

The Bank also maintains a 401(k) plan for the benefit of its employees.  The Bank matches 50% of the employee’s contribution up to a maximum of 3%.  All employees, including the NEOs, can defer a minimum of 1% and a maximum of 75% of their annual income as long as the deferred compensation does not exceed annual Internal Revenue Service (IRS) limits.

The Bank has a Supplemental Executive Retirement Plan (the “SERP”), under which additional retirement benefits are accrued for eligible Executive Officers. Under the defined benefit component of the SERP, the amount of supplemental retirement benefits is based upon a benefit at normal retirement which approximates the differences between (i) the total retirement benefit the participant would have received under the Retirement Plan without taking into account limitations on compensation and annual benefits; and (ii) the retirement benefit the participant is projected to receive under the Retirement Plan at normal retirement. Under the defined contribution component of the SERP, the amount of the supplemental retirement benefit is the difference between (i) the total matching contribution that would have been contributed by the Bank to the executive’s account under the 401(k) Plan based on the executive’s compensation, without giving effect to limitations on compensation and annual benefits; and (ii) the maximum amount that could have been contributed to the executive’s account under the 401(k) Plan with respect to such compensation.

Perquisites and Other Personal Benefits

The Company provides NEOs with perquisites and other personal benefits that the Company and the Committee believe are reasonable and consistent with its overall compensation program to better enable the Company to attract and retain employees for key positions.  The NEOs are provided use of company automobiles and participation in the plans and programs described above.  Attributed costs of personal benefits described for the NEOs for the fiscal year ended December 31, 2010 are included in the “All Other Compensation” column of the “Summary Compensation Table.”

The Company and the Bank have entered into employment agreements with Messrs. O’Connor and Nolan, which are described under the heading “Employment Agreements.” An employment agreement with Mr. Tobin expired on March 2, 2010. The Company and the Bank have entered into change in control agreements, with Messrs. Santacroce, and Manseau which are described under the heading “Change in Control Agreement.”

Tax Implications

Tax Deductibility of Executive Compensation

Under Section 162(m) of the Internal Revenue Code, public companies are subject to limits on the deductibility of executive compensation. Deductible compensation is limited to $1 million per year for each executive officer listed in the summary compensation table. Compensation that is “performance-based” under the Internal Revenue Code’s definition is exempt from this limit. Stock option grants are intended to qualify as performance-based compensation.  Although the Committee does not have a formal policy with respect to the payment of compensation in excess of the deductibility limits, compensation paid to the NEOs historically has fallen within the tax code limitations for deductibility.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

R. Timothy Maran, Chairperson

Emanuel Arturi

Marcia Z. Hefter

Albert E. McCoy, Jr.

SUMMARY COMPENSATION TABLE

The following table sets forth information concerning compensation received for the years ended December 31, 2010, 2009 and 2008, respectively by the Named Executive Officers.  The officers of the Company are not compensated separately in any way for their services.

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compen- sation	Change in Pension Value and Nonqualified Deferred Compen- sation Earnings	All Other Compen-sation	Total
		(1)	(2)	(3)		(4)	(5)	(6)
Kevin M. O’Connor	2010	$350,000	-	$214,700		$85,315	$24,337	$45,917	$720,269
President & Chief	2009(7)	$300,000	$12,000	$262,875	-	$90,720	$49,315	$38,009	$752,919
Executive Officer	2008	$300,000	N/A	$90,728	-	$60,825	$4,045	$29,201	$484,799

Howard H. Nolan	2010	$240,000	-	$118,315	-	$42,900	$39,481	$40,563	$481,259
Senior Executive	2009	$230,000	$9,200	$113,937	-	$54,096	$24,847	$36,014	$468,094
Vice President Chief	2008	$230,000	N/A	$95,043	-	$72,550	$32,479	$32,850	$462,922
Administrative &
Financial Officer

Kevin L. Santacroce	2010	$210,000	-	$88,486	-	$34,125	$32,824	$23,007	$388,442
Executive Vice	2009	$180,000	$7,200	$80,193	-	$30,240	$23,677	$19,869	$341,179
President &	2008	$180,000	N/A	$78,587		$45,550	$25,124	$16,929	$346,190
Chief Lending
Officer

James J. Manseau	2010	$210,000	-	$92,730	-	$34,125	$16,020	$24,090	$376,965
Executive Vice	2009(8)	$200,000	$8,000	$70,180		$33,600	$9,442	$20,049	$341,271
President & Chief
Retail Banking
Officer

Thomas J. Tobin	2010	$103,538	-	-	-	-	$104,121	$97,833	$305,492
President Emeritus	2009	$320,000	$75,000	-	-	-	$142,901	$17,689	$555,590
and Special Advisor	2008	$320,000	$50,000	$26,400	-		$439,093	$19,547	$855,040
to the Board

(1)       Includes salary deferred at the election of the NEOs (such as deferred salary under the Company’s 401(k) Plan).

(2)       For 2009, the Board agreed to pay Messrs. O’Connor, Nolan, Santacroce and Manseau a discretionary bonus equal to 4% of their respective base salaries, which were frozen during 2009.

(3)       The amounts shown reflect the grant date fair value of restricted stock awards computed in accordance with FASB ASC Topic 718.

(4)       The amounts represent cash awards to the NEOs under the short term incentive plan.

(5)       Based on the same assumptions used for financial reporting purposes under generally accepted accounting principles for 2010, 2009, and 2008, respectively.  Reflects change in present value of accumulated benefits under the Pension and SERP for each NEO except Mr. Santacroce and Mr. Manseau, which reflects change in Pension Value only.

(6)       See supplemental table 1 below.

(7)       Mr. O’Connor’s 2009 compensation includes stock awards that represent 75% of the incentive payout earned in 2008 under the short term incentive plan and paid in the form of 12,000 shares of restricted stock granted in January 2009 and 1,500 shares of restricted stock granted in 2009 under the Long Term Plan, with respect to 2009 performance. Mr. O’Connor’s Non-Equity Incentive Compensation for 2009 represents 50% of the incentive payout earned under the 2009 short term incentive plan and paid in cash in 2010.

(8)       Mr. Manseau first served as a “named executive officer” for SEC reporting purposes in 2009.  Accordingly, compensation information is not provided for prior years.

	Itemization of All Other Compensation
	of Summary Compensation Table

			Dividends
			on
		401(k)	Restricted	Auto	Directors		SERP
	Year	Contribution	Stock	Fringe	Fees	Meals	Payment	Total
Kevin M. O’Connor	2010	$7,350	$23,977	$7,090	$7,500	$0	$0	$45,917
	2009	$6,900	$16,901	$8,208	$6,000	$0	$0	$38,009
	2008	$6,156	$6,098	$9,947	$7,000	$0	$0	$29,201

Howard H. Nolan	2010	$7,350	$15,658	$10,555	$7,000	$0	$0	$40,563
	2009	$6,900	$12,350	$10,764	$6,000	$0	$0	$36,014
	2008	$6,900	$7,766	$11,184	$7,000	$0	$0	$32,850

Kevin L. Santacroce	2010	$6,674	$12,463	$3,870	$0	$0	$0	$23,007
	2009	$5,711	$10,360	$3,798	$0	$0	$0	$19,869
	2008	$6,395	$6,949	$3,585	$0	$0	$0	$16,929

James J. Manseau	2010	$6,617	$10,588	$6,885	$0	$0	$0	$24,090
	2009	$6,236	$7,868	$5,945	$0	$0	$0	$20,049

Thomas J. Tobin	2010	$3,420	$1,104	$0	$7,000	$0	$86,309	$97,833
	2009	$6,900	$1,411	$3,098	$6,000	$280	$0	$17,689
	2008	$6,900	$2,076	$3,264	$7,000	$307	$0	$19,547

EMPLOYMENT AGREEMENTS

Kevin M. O’Connor

The term of the employment agreement with Mr. O’Connor, President and Chief Executive Officer, and a Director of the Company and the Bank, is two-years, renewing daily, so that the remaining term is twenty-four months, unless notice of non-renewal is provided to the executive.  If his employment is terminated, his service on the Boards also terminates. The current base salary under the agreement is $350,000.  Base salary is reviewed annually and can be increased but not decreased.

If Mr. O’Connor voluntarily terminates his employment, or his employment is terminated for cause, no benefits are provided under the agreement.  In the event (i) of the executive’s involuntary termination for any reason other than disability, death, retirement or termination for cause, or (ii) the executive’s resignation upon the occurrence of certain events constituting “constructive termination,” including a reduction in the executive’s duties, responsibilities or pay, the executive would be entitled to a severance benefit equal to a cash lump sum payment equal to twenty-four months base salary and the continuation of insurance coverage for twenty-four months.

In the event of a Change in Control, regardless of whether the executive’s employment terminates, Mr. O’Connor is entitled to a severance benefit equal to:

•     Three times his taxable income for the calendar year preceding the change in control;

•     Insurance coverage for three years following a termination of employment; and

•    Reimbursement for any excise taxes due on such payments and for the taxes due on such reimbursement.

Except in the event of a change in control, following termination of employment Mr. O’Connor is subject to non-compete restrictions.

Howard H. Nolan

Mr. Nolan serves as Senior Executive Vice President, Chief Administrative and Financial Officer of the Bank and the Company, and serves on the Board of Directors of the Bank and the Company.  Mr. Nolan entered into an employment agreement with the Company and the Bank on June 25, 2009.  The term of the employment agreement is thirty-six months (three years from June 25, 2009).  The initial base salary under the employment agreement is $230,000.  Base salary is reviewed annually (with the first review performed in January 2010) and can be increased but not decreased, and pursuant to such review, base salary was increased to $240,000.

If Mr. Nolan voluntarily terminates his employment without “good reason,” or his employment is terminated for cause, no benefits are provided under the agreement.

In the event (i) of the executive’s involuntary termination for any reason other than disability, death, retirement or termination for cause, or (ii) the executive’s resignation upon the occurrence of certain events constituting “good reason,” including a reduction in the executive’s duties, responsibilities or pay, the executive would be entitled to a severance benefit equal to a cash lump sum payment equal to twenty-four months base salary and the continuation of insurance coverage for twenty-four months.

In the event (i) of the executive’s involuntary termination for any reason other than cause, or (ii) the executive’s resignation upon the occurrence of certain events constituting “good reason,” including a reduction in the executive’s duties, responsibilities or pay, within one year following a change in control, the executive would be entitled to a severance benefit equal to a cash lump sum payment equal to:

•     Three times his annual compensation for the calendar year preceding the change in control; and

•     Continued health and medical insurance coverage for up to three years.

Except in the event of a change in control, following termination of employment Mr. Nolan is subject to non-compete restrictions.

Thomas J. Tobin

Mr. Tobin’s employment agreement expired on March 2, 2010.

CHANGE IN CONTROL AGREEMENTS

Kevin L. Santacroce and James J. Manseau

The Company and the Bank entered into change in control agreements with Messrs. Santacroce and Manseau which provide that upon an involuntary termination of employment for any reason other than cause, or the executive’s termination of employment for “good reason” (as such term is defined in the agreements) following a change in control and during the term of the agreement, the executive, as applicable, will be entitled to a severance benefit equal to:

•    3 times his annual compensation for the calendar year preceding the year of the change in control; and

•    Continued insurance coverage for three years.

The amount of payments will be reduced, if necessary, to an amount that is $1.00 less than the amount that would otherwise be an “excess parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended.

The following table sets forth certain information pertaining to grants of Plan Based Awards to the NEOs during 2010.

GRANTS OF PLAN BASED AWARDS

					All other
		Estimated Possible Payouts Under Non-			stock	Exercise	Grant
		Equity Incentive Plan Awards (1)			awards:	or base	date fair
					number	price of	value of
					of shares	option	stock
Name	Grant Date	Threshold	Target	Maximum	or units(2)	awards	awards(3)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
K. O’Connor	03/30/10	$65,625	$131,250	$262,500
	01/29/10				4,810	$23.58	$113,420
	12/16/10				4,000	$25.32	$101,280

H. Nolan	03/30/10	$33,000	$66,000	$132,000
	01/29/10				2,870	$23.58	$67,675
	12/16/10				2,000	$25.32	$50,640

K. Santacroce	03/30/10	$26,250	$52,500	$105,000
	01/29/10				1,605	$23.58	$37,846
	12/16/10				2,000	$25.32	$50,640

J. Manseau	03/30/10	$26,250	$52,500	$105,000
	01/29/10				1,785	$23.58	$42,090
	12/16/10				2,000	$25.32	$50,640

T. Tobin	-	-	-	-	-	-	-

(1)                      Amounts shown in column (c) reflect the minimum payout level under the Company’s Short-Term Incentive Plan which is 50% of the target amount shown in column (d).  The amount shown in column (e) is 200% of such target amount.  These amounts are based on the individual’s 2010 salary and position and are paid out 50% in restricted stock which vests over five years with one third in each of years 3 through 5 and 50% in cash.

(2)                      The amounts shown in column (f) reflect the number of shares of restricted stock granted to the NEO pursuant to the Company’s 2006 Stock-Based Incentive Plan.

(3)                      The amounts included in column (h) reflect the full grant date fair value of the awards calculated in accordance with FASB ASC No. 718.

The following table sets forth information pertaining to outstanding equity awards held by the NEOs as of December 31, 2010.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards				Stock Awards
Name	Number of securities underlying unexercised options exercisable	Number of securities underlying unexercised options unexercisable	Option exercise price	Option expiration date	Number of shares or units of stock that have not vested		Market Value of shares or units of stock that have not vested(1)
K. O’Connor	-	-	-	-	3,333	(2)	$82,158
					2,171	(3)	$53,515
					2,200	(3)	$54,230
					12,000	(4)	$295,800
					1,500	(4)	$36,975
					4,810	(5)	$118,567
					4,000	(6)	$98,600

H. Nolan	300	-	$24.00	1/21/2014	3,333	(2)	$82,158
	75	-	$30.60	1/21/2015	2,811	(3)	$69,291
	5,333	-	$25.25	11/27/2016	1,700	(3)	$41,905
					4,773	(4)	$117,654
					1,000	(4)	$24,650
					2,870	(5)	$70,746
					2,000	(6)	$49,300

K. Santacroce	750	-	$24.00	1/21/2014	3,333	(2)	$82,158
	188	-	$30.60	1/21/2015	2,063	(3)	$50,853
	4,000	-	$25.25	11/27/2016	1,700	(3)	$41,905
					2,997	(4)	$73,876
					1,000	(4)	$24,650
					1,605	(5)	$39,563
					2,000	(6)	$49,300

J. Manseau	-	-	-	-	5,000	(3)	$123,250
					1,700	(3)	$41,905
					2,470	(4)	$60,886
					1,000	(4)	$24,650
					1,785	(5)	$44,000
					2,000	(6)	$49,300

T. Tobin	750	-	$30.60	1/21/2015	1,200	(3)	$29,580
	2,134	-	$25.25	11/27/2016

(1)                      Amounts based on closing price of our Common Stock as of December 31, 2010 ($24.65), as reported on the NASDAQ®.

(2)                     Vests over five years; one third in each year commencing in 2010 through 2012.

(3)                      Vests over five years; one third in each year commencing in 2011 through 2013.

(4)                      Vests over five years; one third in each year commencing in 2012 through 2014.

(5)                      Vests over five years; one third in each year commencing in 2013 through 2015.

(6)                      Vests over seven years; one third in each year commencing in 2016 through 2018.

The following table sets forth information regarding the value realized by our NEOs on option exercises and stock awards vested during the year ended December 31, 2010.

OPTIONS EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares acquired on exercise	Value realized on exercise	Number of Shares acquired on vesting	Value Realized on vesting
K. O’Connor	-	-	1,666	$41,983
H. Nolan	-	-	1,666	$41,983
K. Santacroce	-	-	1,666	$41,983
J. Manseau	-	-	-	-
T. Tobin	-	-	-	-

The following table sets forth certain information pertaining to the present value of accumulated benefits payable to each of the NEOs, including the number of years of service credited to each such NEO, under the Retirement Plan and the Supplemental Executive Retirement Plan.  The amounts reflected have been determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements.

PENSION BENEFITS

Name	Plan Name	Number of years credited service	Present value of accumulated benefit	Payments during Last Fiscal Year
K. O’Connor	New York State Bankers Retirement Plan	2.17	$32,232	-

	Supplemental Executive Retirement Plan	2.17	$45,465	-

H. Nolan	New York State Bankers Retirement Plan	3.50	$56,744	-

	Supplemental Executive Retirement Plan	3.50	$42,391	-

K. Santacroce	New York State Bankers Retirement Plan	13.25	$126,652	-

J. Manseau	New York State Bankers Retirement Plan	1 .75	$25,462	-

T. Tobin	New York State Bankers Retirement Plan	24.67	$853,676	$51,909

	Supplemental Executive Retirement Plan	24.67	$1,423,183	$84,159

The Bank sponsors a defined benefit pension plan covering substantially all employees. Benefits are based on years of service and the employee’s highest average compensation during five consecutive years of employment or all years of service, if less than five. Compensation used to determine benefits is all wages, tips, and other compensation as reported on form W-2, such as any amounts which are treated as salary reduction contributions under a 401(k) plan, a cafeteria plan or a qualified flexible benefits plan.  The Normal Benefit Form is payable as a Single Life Pension with 60 payments guaranteed.  There are a number of optional forms of benefit available to the above participants, all of which are adjusted actuarially. Participants are eligible for early retirement upon obtaining age 55.

As previously disclosed, the Bank maintains a SERP for the benefit of Messrs. O’Connor, Nolan and Tobin. Amounts in the 401(k) Plan component of the SERP are credited with earnings each year in the same percentages as the participant’s account under the Bank’s 401(k) Plan earns income.

Payments under both the 401(k) Plan and defined benefit pension plan component of the SERP begin six months after the participant separates from service with the Bank.  In the event of a change in control of the Bank, the SERP will be terminated and amounts will be paid to participants in a single lump sum payment on the date of the change in control.

The following table shows as of December 31, 2010, Bank contributions and earnings, and the aggregate vested account balances of Messrs. O’Connor, Nolan and Tobin under the 401(k) Plan component of the SERP.  The vested balances under the pension plan component of the SERP are included in the Pension Benefits table.  Aggregate earnings in this table have not been reported in the Summary Compensation Table for the 2010, 2009 and 2008, respectively as they are not “preferential” or “above market” as defined in SEC regulations.

NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year End
K. O’Connor	-	$8,640	$3,103	-	$22,127
H. Nolan	-	$3,761	$1,922	-	$13,088
T. Tobin	-		$(213)	$86,309	-

POTENTIAL PAYMENT UPON TERMINATION OR A CHANGE IN CONTROL

Under the terms of their employment and change in control agreements, the NEOs are entitled to certain payments upon a termination of employment, including a termination of employment following a change in control. Additionally, the vesting of options and stock awards may accelerate upon a termination of employment or upon a change in control. Set forth below is information as of December 31, 2010, regarding potential payments to the NEOs following a termination of employment.

In addition, the NEOs are entitled to certain retirement benefits under plans maintained by the Bank or the Company that are not conditioned on a termination of employment or a change in control of the Bank or the Company. Messrs. O’Connor and Nolan are participants in the SERP described in the Nonqualified Deferred Compensation section of this proxy. Details regarding their vested benefits in the SERP are disclosed in the Pension Benefits table and the Nonqualified Deferred Compensation table of this proxy.

		Involuntary
	Involuntary	Termination after
Name	Termination	Change in Control	Disability		Death
K. O’Connor 2006 Stock Based Incentive Plan	-	$739,894(1)	$739,894	(1)	$739,894	(1)
Employment Agreement	$728,536(2)	$2,109,552(3)	$727,110	(4)		-

H. Nolan 2006 Stock Based Incentive Plan	-	$455,688(1)	$455,688	(1)	$455,688	(1)
Employment Agreement	$504,302(2)	$1,060,392(3)	$502,876	(4)		-

K. Santacroce 2006 Stock Based Incentive Plan	-	$362,330(1)	$362,330	(1)	$362,330	(1)
Change in Control Agreement		$496,123(3)

J. Manseau 2006 Stock Based Incentive Plan	-	$335,782(1)	$335,782	(1)	$335,782	(1)
Change in Control Agreement		$568,252(3)

(1)

This amount represents the value of unvested restricted stock awards that become fully vested upon death, disability, change in control of the Bank or Company, or retirement following the attainment of age 65.

(2)

This amount represents the sum of (i) two times base salary, and (ii) Bank contributions for continued health and medical coverage for 24 months. Amounts payable by the Bank on an event of termination or a voluntary resignation are subject to a one year non-compete restriction and the executive’s agreement not to disclose any confidential information.

(3)	In the event of a change in control, Messrs. O’Connor and Nolan are entitled to receive a lump sum payment equal to three times the executive’s annual compensation for the year immediately preceding the year of the change in control. The amount includes the value of the employer cost for continued health care coverage for a period of 36 months, and for Mr. O’Connor an excise tax indemnification payment of approximately $597,000. Messrs. Santacroce and Manseau are entitled to 3 times the executive’s annual compensation for the taxable year immediately preceding the year of the change in control and continued insurance coverage for 36 months. Messrs. Santacroce’s and Manseau’s cash severance is cut-back pursuant to the limitation under Section 280G of the Internal Revenue Code.

(4)

In the event of disability, Messrs. O’Connor and Nolan will receive their after-tax base salary and continued health and medical coverage for 2 years, less amounts payable under any disability programs. This amount represents the total payments and benefits that Messrs. O’Connor and Nolan would receive for such 2-year period, without reduction for taxes or amounts payable under any disability programs.

Mr. Tobin retired as President Emeritus and Special Advisor to the Board on March 2, 2010.  On the same date of his resignation his employment agreement expired.  Please see the “Summary Compensation Table” for a discussion of the compensation paid to Mr. Tobin in 2010 and please see the “Pension Benefits Table” and “Nonqualified Deferred Compensation Table” for a discussion of the payments he received under the Bank’s SERP and defined benefit pension plan.

DIRECTOR COMPENSATION

Cash Compensation Paid to Board Members

All of the members of the Board of Directors of the Company also serve on the Board of the Bank.  For 2010, each outside (non-employee) Director received an annual fee of $15,000 from the Bank.  The Chairperson of the Board of Directors receives an additional annual fee of $5,000.  The Vice Chairperson of the Board of Directors, and the Chairperson of the Audit Committee and the Chairperson of the Compensation Committee receive an additional annual fee of $2,500.  All Outside Directors are compensated $500 for each Board meeting.  Directors who are members of Board Committees are compensated $400 per meeting attended.  Effective May 2011, the annual fee for each outside director has been increased to $17,500.  In addition, effective in May 2011, Directors who are members of Board Committees will be compensated $500 per meeting attended.

Equity Awards Program

In addition, each non-employee director received a $5,000 annual retainer in the form of restricted stock units.

Deferred Compensation Plan

The Directors Deferred Compensation Plan, effective April 1, 2009, is a nonqualified deferred compensation plan, which allows a Director to defer his or her annual retainer earned from May 1 to April 30 (the “Plan Year”) and to have such amounts invested in restricted stock units.  The value of a restricted stock unit will be determined based on the fair market value of a share of Common Stock, with fair market value determined based on the trailing 10-day average.  Directors who elect to defer will be deemed to defer their annual retainer as of the first day of each Plan Year, or May 1.  With respect to each Plan Year’s deferral, a Director will vest pro-rata during such Plan Year and will become fully vested after twelve months of service, except a Director will be fully vested upon disability, death or retirement.

All deferrals will be credited to a Director’s account as restricted stock units and distributions from the Plan will be made in shares of Common Stock.  The restricted stock units do not have any voting rights.  There are no preferential earnings on amounts deferred.  Dividends will be paid on restricted stock units, in the same amount as dividends paid on the Common Stock, and will accrue as additional restricted stock units.  At the time a Director elects to make a deferral election, he or she will also elect the time that the amounts credited to his or her account will be distributed and whether such amounts will be paid in a lump sum or installments.

Such payment shall be made at the time elected by the Director, which shall be the earlier of the Director’s cessation of service, a change in control of the Company or a specified date.

Director Summary Compensation Table

The following table sets forth information pertaining to the compensation paid by the Company to non-employee Directors for the fiscal year ended December 31, 2010.

Name (1)	Fees Earned or Paid in Cash ($) (2)	Stock Awards ($)	Option Awards ($) (3)	Change in Pension Value and Deferred Compensation Earnings ($)	All Other Compen-sation ($)	Total ($)
Marcia Z. Hefter	$33,600	$5,000	-	-	-	$38,600

Dennis A. Suskind	$30,700	$5,000	-	-	-	$35,700

Emanuel Arturi	$27,500	$5,000	-	-	-	$32,500

Thomas E. Halsey(4)	$9,675	-	-	-	-	$9,675

R. Timothy Maran(5)	$32,200	$5,000	-	-	-	$37,200

Charles I. Massoud	$26,675	$5,000	-	-	-	$31,675

Albert E. McCoy, Jr.	$31,000	$5,000	-	-	-	$36,000

Rudolph J. Santoro	$33,767	$5,000	-	-	-	$38,767

(1)

Kevin M. O’Connor, the Company’s President and CEO, and Howard H. Nolan, the Company’s Senior Executive Vice President and CAO, are not included in this table as they are employees of the Company. Thomas J. Tobin, President Emeritus is not included in the table as he was an employee during 2010. The compensation received by Messrs. O’Connor, Tobin and Nolan are shown in the Summary Compensation Table.

(2)

Directors Hefter, Suskind, Arturi, McCoy, Jr. and Santoro have elected to receive their annual retainer in the form of deferred restricted stock units pursuant to the Directors Deferred Compensation Plan. Director Massoud elected to receive 50% of his annual retainer in the form of deferred restricted stock units pursuant to the Directors Deferred Compensation Plan.

(3)

Option awards are outstanding to the Directors in the following amounts: Marcia Z. Hefter, R. Timothy Maran and Charles I. Massoud each have options to purchase 375 shares, and Dennis A. Suskind has options to purchase 975 shares.

(4)	Mr. Halsey’s service as a Director ended effective with his retirement on May 7, 2010.
(5)	Mr. Maran’s service as a Director shall discontinue effective with his retirement on May 6, 2011, the day of the Annual Meeting.

PROPOSAL II – ADVISORY NON-BINDING VOTE ON EXECUTIVE COMPENSATION

The Board believes that the Company’s compensation programs and policies are centered on a pay for performance culture and are strongly aligned with the long-term interests of shareholders.

We are asking stockholders to vote in an advisory, non-binding manner on the compensation paid to our Named Executive Officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K (including the Compensation Discussion and Analysis, compensation tables and accompanying narrative discussion).  Item 402 of Regulation S-K is the SEC regulation that sets forth what companies must include in their proxy statement as to compensation.

This proposal, commonly known as a “Say on Pay” proposal, gives you as a shareholder the opportunity to vote on our executive pay program.  In proposal III, we are seeking your advice on the frequency of such votes in the future. Pursuant to recently adopted section 14A of the Securities and Exchange Act of 1934, the Board of Directors is requesting shareholders to cast a non-binding advisory vote on the following resolution:

“Resolved, that the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”

Because your vote is advisory, it will not be binding upon the Board.  However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THIS PROPOSAL.

PROPOSAL III – ADVISORY NON-BINDING VOTE ON FREQUENCY OF SAY-ON-PAY VOTES

Pursuant to recently adopted Section 14A of the Exchange Act, our shareholders are being asked to vote, on an advisory basis, on how frequently our shareholders should have a “Say on Pay” vote in the future. Although this frequency vote is advisory and is not binding on the Board, the Compensation Committee will take into account the outcome of the vote when considering how frequently to hold the Say on Pay votes. You may choose from the following alternatives: every year, every two years, every three years or you may abstain. We will ask you to vote on an advisory basis on the frequency of Say on Pay votes at least once every six years. Shareholders are not voting to approve or disapprove the Board’s recommendation.

The Board believes and is recommending that the Say on Pay vote should be conducted every year so that shareholders may annually express their views on the Company’s executive compensation program. The Compensation Committee, which administers the Company’s executive compensation program, values the opinions expressed by shareholders in these votes and will continue to consider the outcome of these votes in making its decisions on executive compensation.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE TO CONDUCT FUTURE SAY ON PAY VOTES EACH YEAR.

PROPOSAL IV - RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Crowe Horwath LLP (“Crowe Horwath”) was the Independent Registered Public Accounting Firm of the Company for the year ended December 31, 2010, and has been selected to serve as the Company’s Independent Registered Public Accounting Firm for 2011.  Representatives of Crowe Horwath are expected to be present at the Annual Meeting.  They will have an opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions from shareholders.

Shareholder ratification of the selection of Crowe Horwath is not required by the Company’s bylaws or otherwise.  However, the Board is submitting the selection of the Independent Registered Public Accounting Firm to the shareholders for ratification as a matter of good corporate practice.  If the shareholders fail to ratify the selection of Crowe Horwath, the Audit Committee will reconsider whether or not to retain that firm.  Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different Independent Registered Public Accounting Firm at any time during the year if it determines that such change is in the best interests of the Company and its shareholders.

FEES PAID TO CROWE HORWATH

Set forth below is certain information concerning aggregate fees billed for professional services rendered by Crowe Horwath during 2010 and 2009:

Audit Fees.  The audit fees billed for professional services rendered by Crowe Horwath for the audit of the Company’s annual consolidated financial statements, the review of the financial statements included in the Company’s Quarterly Reports on Form 10-Q, and for the audits of internal control over financial reporting for 2010 and 2009 were $180,000 in both years.

Audit Related Fees.  Crowe Horwath did not provide any services to the Company relating to assurance and related services that are reasonably related to the performance of the audit and the review of the financial statements that are not already reported in Audit Fees above during the fiscal year ended December 31, 2010. Crowe Horwath provided additional services to the Company in 2009 related to the review of the Company’s shelf registration filing with the Securities and Exchange Commission on Form S-3. For the fiscal year 2009, such fees were $8,150.

Tax Fees.  Crowe Horwath did not provide any services to the Company relating to tax compliance, tax advice and tax planning during the fiscal years ended December 31, 2010 and 2009.

All Other Fees.  Crowe Horwath did not provide any other services to the Company during the fiscal years ended December 31, 2010 and 2009.

POLICY ON AUDIT COMMITTEE PRE-APPROVAL OF AUDIT AND NON-AUDIT SERVICES OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has adopted policies and procedures for the pre-approval of the above fees. All requests for services to be provided by Crowe Horwath are submitted to the director of internal audit, who subsequently requests pre-approval from the Audit Committee Chairperson. A schedule of approved services is then reviewed and approved by the entire Audit Committee at the next Audit Committee meeting.

REQUIRED VOTE AND RECOMMENDATION OF THE BOARD OF DIRECTORS

In order to ratify the selection of Crowe Horwath as the Company’s Independent Registered Public Accounting Firm for the 2011 fiscal year, the proposal must receive the affirmative vote of at least a majority of the votes cast at the Annual Meeting, either in person or by proxy.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF CROWE HORWATH LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

SHAREHOLDER PROPOSALS

In order to be eligible for inclusion in the proxy materials for next year’s Annual Meeting of Shareholders, any shareholder proposal to take action at such meeting must be received at the Company’s executive office, 2200 Montauk Highway, P.O. Box 3005, Bridgehampton, New York 11932, no later than December 6, 2011.  Any such proposals shall be subject to the requirements of the proxy rules adopted under the Exchange Act.

ADVANCE NOTICE OF NOMINATIONS TO BE BROUGHT BEFORE AN ANNUAL MEETING

The Company’s Bylaws provide an advance notice procedure for certain business, or nominations to the Board of Directors, to be brought before an annual meeting of shareholders.  In order for a shareholder to properly bring business before an annual meeting, the shareholder must give written notice to the Corporate Secretary not less than 90 days prior to the date of the Company’s proxy materials for the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting, notice by the shareholder to be timely must be so delivered not later than the close of business on the tenth day following the day on which public announcement of the date of such annual meeting is first made.  The Bylaws require that the notice must include, among other things, the shareholder’s name, record address, and number of shares owned, describe briefly the proposed business, the reasons for bringing the business before the annual meeting, and any material interest of the shareholder in the proposed business.  Nothing in this paragraph shall be deemed to require the Company to include in its annual meeting proxy statement any shareholder proposal that does not meet all of the requirements for inclusion established by the Securities and Exchange Commission in effect at the time such proposal is received.

In accordance with the foregoing, advance notice for certain business or nominations to the Board of Directors to be brought before the 2012 Annual Meeting of Shareholders must be given to the Company by January 5, 2012.

OTHER MATTERS

The Board of Directors is not aware of any business to come before the Annual Meeting other than the matters described above in this proxy statement.  However, if any matters should properly come before the Annual Meeting, it is intended that holders of the proxies will act in accordance with their best judgment.

Whether you intend to be present at this meeting or not, you are urged to return your signed proxy promptly.  For your convenience, you may also cast your vote electronically.

AN ADDITIONAL COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2010, WILL BE FURNISHED WITHOUT CHARGE TO SHAREHOLDERS AS OF THE RECORD DATE UPON WRITTEN OR TELEPHONE REQUEST TO HOWARD H. NOLAN, SENIOR EXECUTIVE VICE PRESIDENT AND CORPORATE SECRETARY, 2200 MONTAUK HIGHWAY, P.O. BOX 3005, BRIDGEHAMPTON, NEW YORK 11932, OR CALL (631) 537-1001, EXT. 7255.

By Order of the Board of Directors

Howard H. Nolan

Senior Executive Vice President and Corporate Secretary

Bridgehampton, New York

April 4, 2011

YOUR VOTE IS IMPORTANT! IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 6, 2011. THIS PROXY STATEMENT AND OUR 2010 ANNUAL REPORT ON FORM 10-K ARE EACH AVAILABLE AT : http://www.cfpproxy.com/4781 You can vote in one of three ways: 1. Call toll free 1-866-242-2716 on a Touch-Tone Phone. There is NO CHARGE to you for this call. or 2. Via the Internet at https://www.proxyvotenow.com/bdge and follow the instructions. or 3. Mark, sign and date your proxy card and return it promptly in the enclosed envelope. PLEASE SEE REVERSE SIDE FOR VOTING INSTRUCTIONS REVOCABLE PROXY BRIDGE BANCORP, INC. ANNUAL MEETING OF SHAREHOLDERS THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF BRIDGE BANCORP, INC. FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 6, 2011 The undersigned shareholder of Bridge Bancorp, Inc. (the “Company”), hereby appoints the full Board of Directors, with full powers of substitution, as attorneys in fact and agents for and in the name of the undersigned, to vote such shares as the undersigned may be entitled to vote at the Annual Meeting of Shareholders of the Company to be held at the offices of the Company’s subsidiary, The Bridgehampton National Bank, 2200 Montauk Highway, Bridgehampton, New York 11932, on Friday, May 6, 2011 at 11:00 a.m. local time, and at any and all adjournments thereof. PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR PROVIDE YOUR INSTRUCTIONS TO VOTE VIA THE INTERNET OR BY TELEPHONE. ç ç (Continued, and to be marked, dated and signed, on the other side) FOLD AND DETACH HERE BRIDGE BANCORP, INC. — ANNUAL MEETING, MAY 6, 2011 4781

PLEASE MARK VOTES AS IN THIS EXAMPLE X Date Sign above Please be sure to date and sign this proxy card in the box below. IF YOU WISH TO PROVIDE YOUR INSTRUCTIONS TO VOTE BY TELEPHONE OR INTERNET, PLEASE READ THE INSTRUCTIONS BELOW REVOCABLE PROXY BRIDGE BANCORP, INC. Annual Meeting of Shareholders MAY 6, 2011 Co-holder (if any) sign above Withhold For All For All Except 2. An advisory (non-binding) vote to approve our executive compensation as described in the proxy statement; 3. An advisory (non-binding) vote on the frequency of future votes on executive compensation; 4. The ratification of the appointment of Crowe Horwath LLP as the Independent Registered Public Accounting Firm for the Company for the year ending December 31, 2011; and such other business as may properly come before the Annual Meeting or any adjournments thereof. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1, 2, AND 4 AND “FOR” A ONE YEAR FREQUENCY ON ITEM 3. 5. OTHER BUSINESS: In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted “FOR” Items 1, 2, and 4 and “FOR” the one year frequency on Item 3. Mark here for address change and note change For Against Abstain 1. ELECTION OF DIRECTORS (except as marked to the contrary below): Nominees for Director Class C (three year term): (01) Charles I. Massoud (02) Kevin M. O’Connor (03) Thomas J. Tobin S Your vote is important! PROXY VOTING INSTRUCTIONS Shareholders of record have three ways to vote: 1. By Mail; or 2. By Telephone (using a Touch-Tone Phone); or 3. By Internet. A telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned this proxy. Please note telephone and Internet votes must be cast prior to 3 a.m., May 6, 2011. It is not necessary to return this proxy if you vote by telephone or Internet. ç ç FOLD AND DETACH HERE IF YOU ARE VOTING BY MAIL Vote by Telephone Call Toll-Free on a Touch-Tone Phone anytime prior to 3 a.m., May 6, 2011 1-866-242-2716 Vote by Internet anytime prior to 3 a.m., May 6, 2011 go to https://www.proxyvotenow.com/bdge Please note that the last vote received, whether by telephone, Internet or by mail, will be the vote counted. ONLINE ANNUAL MEETING MATERIALS http://www.cfpproxy.com/4781 One Two Three Year Years Years Abstain For Against Abstain INSTRUCTION: To withhold authority to vote for any nominee(s), mark “For All Except” and write that nominee(s’) name(s) or number(s) in the space provided below.

Withhold For All For All Except For Against Abstain 1. ELECTION OF DIRECTORS (except as marked to the contrary below): Nominees for Director Class C (three year term): (01) Charles I. Massoud (02) Kevin M. O’Connor (03) Thomas J. Tobin 2. An advisory (non-binding) vote to approve our executive compensation as described in the proxy statement; 3. An advisory (non-binding) vote on the frequency of future votes on executive compensation; 4. The ratification of the appointment of Crowe Horwath LLP as the Independent Registered Public Accounting Firm for the Company for the year ending December 31, 2011; and such other business as may properly come before the Annual Meeting or any adjournments thereof. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1, 2, AND 4 AND “FOR” A ONE YEAR FREQUENCY ON ITEM 3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted “FOR” Items 1, 2, and 4 and “FOR” the one year frequency on item 3. X REVOCABLE PROXY BRIDGE BANCORP, INC. PLEASE MARK VOTES AS IN THIS EXAMPLE Date Sign above Co-holder (if any) sign above Please be sure to date and sign this proxy card in the box below. 4781 PROXY MATERIALS ARE AVAILABLE ON-LINE AT: http://www.cfpproxy.com/4781 THE PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF BRIDGE BANCORP, INC. FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 6, 2011 The undersigned shareholder of Bridge Bancorp, Inc. (the “Company”), hereby appoints the full Board of Directors, with full powers of substitution, as attorneys in fact and agents for and in the name of the undersigned, to vote such shares as the undersigned may be entitled to vote at the Annual Meeting of Shareholders of the Company to be held at the offices of the Company’s subsidiary, The Bridgehampton National Bank, 2200 Montauk Highway, Bridgehampton, New York 11932, on Friday, May 6, 2011 at 11:00 a.m. local time, and at any and all adjournments thereof. INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below. For Against Abstain One Two Three Year Years Years Abstain Detach above card, sign, date and mail in postage paid envelope provided. PLEASE MARK, SIGN, DATE AND RETURN THE PROXY PROMPTLY USING THE ENCLOSED ENVELOPE. IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 6, 2011. THIS PROXY STATEMENT AND OUR 2010 ANNUAL REPORT ON FORM 10-K ARE EACH AVAILABLE AT http://www.cfpproxy.com/4781. BRIDGE BANCORP, INC. IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.